Exhibit 10.15

October 14, 2020

Kevin Ali	2000 Galloping Hill Road
Kenilworth, NJ 07033 U.S.A.
T: 908-740-4000
E: steven.mizell@merck.com merck.com

October 14, 2020

Dear Kevin,

It is my pleasure to offer you the position of Chief Executive Officer of Organon & Co. (“Organon”) (the “Position”), an independent publicly traded company which will aspire to become the world’s leading Women’s Health company with a global portfolio that will include biosimilars and a broad array of medicines spanning important therapeutic categories. We currently expect that the legal separation of Organon from Merck & Co., Inc. (“Merck”) will occur in the first half of 2021 (the “Separation Date”).

Upon the first wave of legal entity separation from Merck, (hereinafter referred to as “LES Wave 1”), you will be placed in your new Position and continue to report to me and will be accountable for performing the transitional activities necessary for the successful separation of Organon from Merck. At such time as Merck directs (currently contemplated to be when Organon is officially established as a separate company within Merck (also known internally as “Company in Company”), you will continue to report to me and exclusively perform the functions of your Organon Position. After the Separation Date, you will report to the Organon Board of Directors and will become a member of the Organon Executive Committee and an Officer of Organon (as defined in Section 16 of the Securities Exchange Act of 1934).

Until the Separation Date, the Position will be based at your current work location. On and after the Separation Date, the Position will be based at Organon’s corporate headquarters.

Unless otherwise provided herein or by law, our offer is subject to the following terms and conditions: Your compensation (base salary, target bonus and target long-term incentive), severance and relocation benefits will be effective upon the first payroll cycle following the LES Wave 1 Date. All other benefits listed below will be effective upon the Separation Date.

Base Salary	$1,100,000 less applicable payroll deductions

Target Bonus[1]	125%

Target Long-Term Incentive[2]	$8,000,000

Relocation (if applicable)	Localization to the U.S. in accordance with the terms of the global assignment policies.

Severance (payable if Merck announces that it will not consummate the transaction in separating Organon from Merck and as a result your employment with Merck is terminated)	lx base + bonus at proposed Organon compensation or severance pay calculated per the applicable Separation Plan for your Position (the “Plan”) at the time of separation, whichever is greater. You would be eligible for all other applicable benefits provided under the Plan.

[1]	Effective on the Separation Date, your AIP target bonus will remain the same and be subject to the terms and conditions of the Organon annual cash incentive bonus plan.
[2]	Effective on the Separation Date, your target LTI will remain the same and be subject to the terms and conditions of Organon’s LTI Program.

Kevin Ali

Change in Control	We expect the Organon Board of Directors to establish a Change in Control Plan for Organon commensurate with other similarly situated senior executives and/or employees at Organon

Benefits	We expect Organon to provide core health and welfare benefits, a retirement plan, paid time off and separation benefits of an overall similar value as those provided by Merck.

Your employment will remain at-will (meaning that you and your employer remain free to end the employment relationship at any time, for any lawful reason, either with or without prior notice) and additionally will be subject to the terms and conditions of your current employer. Following the legal separation of Organon from Merck, you will remain an at-will employee and be subject to Organon’s terms and conditions of employment.

Congratulations on your decision to lead Organon. I believe this position offers an outstanding career opportunity and look forward to your acceptance.

To accept this offer, please sign and return to me as soon as possible. In the meantime, should you have any questions, please do not hesitate to call me or Steve.

Sincerely,

/s/ Ken Frazier

Ken Frazier

Chairman and Chief Executive Officer

I accept the employment offer and its terms contained in this letter.

/s/ Kevin Ali	10-15-2020
Kevin Ali	Date

cc:	Steve Mizell

Carl Segerstrom

Ryan VanAlphen